Exhibit 5.1

September 14, 2006

SpaceDev, Inc.
13855 Stowe Drive
Poway, California 92064

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Gentlemen:

We have acted as legal counsel to SpaceDev, Inc. (the “Company”) , in connection with the preparation and filing of the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the ”Registration Statement”), relating to 5,000,000 additional shares of the Company’s common stock, $0.0001 par value (the ”Common Stock”), issuable pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”).

We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company and all amendments thereto, the Plan, the Registration Statement and originals, or copies certified to our satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable under the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Further, we consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Law Offices of Gretchen Cowen, APC

LAW OFFICES OF GRETCHEN COWEN, APC